EXHIBIT 99.2

                                                                           FINAL
                                                                        10/27/05

                              1Q 2006 EARNINGS CALL
                                   TOR SCRIPT
                                October 27, 2005



Good morning.

I am delighted to report to you that we increased our revenues by 5 percent in the first quarter to $516 million, up from $490 million one year ago.

Each of our three operating segments contributed to the topline growth. North America was up by a percentage point, and International and Consumer Business Services were both up 9 percent.

Our first-quarter growth continued the momentum we saw toward the end of Fiscal 2005, when we rolled up our two-year plan with strong performances from RD North America and RD International.

Let me spend a few minutes talking about revenue.

At North America, first-quarter growth was driven by sales increases at Reiman, U.S. Books and Home Entertainment, and RD Canada. Reiman growth came from its newest magazines Backyard Living, Cooking for 2 and Birds & Blooms Extra, all of which are performing ahead of plan. BHE had higher sales from Children's Publishing and continued strong sales of the book, "Extraordinary Uses for Ordinary Things." That book has already generated about 250,000 orders in the United States alone, mostly without sweepstakes promotions. RD Canada contributed to growth with higher sales of Our Canada, among other things. After just two years, this new magazine already is a major hit.

I hope you notice a thread that runs through all the successes I just mentioned. They all stem from investment. New products. New magazines and books. Home-grown innovation. Eric Schrier's team at RD North America understands something very powerful. New product development is what's going to move Reader's Digest Association to the next level. And we're only just beginning.

At International, revenues improved all over the world. I mentioned that RDI was up 9 percent. We had double-digit gains in France, Russia, Australia, Asia and Brazil. Tom Gardner and his international team continue to just plain execute well. Among the revenue gains were contributions from our newly launched countries - Romania, Croatia, Slovenia and Ukraine. These markets continue to exceed our expectations and add to the revenue growth. We expect them to generate almost $25 million in sales this year with very healthy margins. Just those four new countries. Again, the key factor - recent investment.

Our expansion model works well. We start by offering a book like "Discovering the Wonders of the World," one that has proven itself in neighboring countries. If that is successful, we publish additional products - another book, or perhaps music. This makes for low-risk, low-cost launches, yet with the opportunity for steady growth as each market is developed.

In Romania, we had such strong results with the first book-publishing offers that we immediately branched into music. And I'm happy to tell you that today, we are launching Reader's Digest magazine in Romania. This will become the 49th edition of our flagship magazine around the world, in our 20th language.

At this hour in Romania, Tom Gardner is leading our staff and a number of celebrities from Romania in celebration of our new magazine.

I mentioned that all three of our operating segments achieved revenue growth in the first quarter. That's right, Consumer Business Services, too. Both QSP and Books Are Fun had higher revenue for the quarter. QSP, our school fundraising company, had higher gift and food sales, and it reaped some benefits from its efforts to increase account retention and improve service. Books Are Fun was up mainly because of favorable timing of sales events versus last year.

I don't want to get ahead of myself. The first quarter is typically the smallest for QSP and Books Are Fun, which are gearing up for the big second quarter. But QSP is definitely off to a better start than last year.

I want to dig a little deeper into this notion of investment. After several years of focusing on fixing what we already had, this is a new direction. We no longer are trying to become smaller and more profitable, our strategy early on. We still want "more profitable," but we're at the point where we are stable enough to focus on growth. And we are stimulating that growth through the right kinds of investments. Expect to hear more about investment, and on a regular basis.

  - At North America, expect to hear about more new magazines. On Tuesday, we launched one of our most promising new products in many years, Every Day with Rachael Ray, featuring the popular TV food personality. This is a different kind of magazine. Newsstand-driven. Younger readers. A hot advertising product. It's a hot product, period. The initial response has been incredible. We've had to increase the print run twice. We finally printed 925,000 copies, and we forecast a 325,000 rate base.

  - Do yourself a favor - pick up the magazine at newsstand if you can find one left, or go to RachaelRaymag.com. This is a good one.

  - As we progress through the year, you will be hearing about another major new North America venture, called Taste of Home Entertaining. This is an entirely new business that builds on the popularity of our Taste of Home brand. It is a direct-selling business featuring items related to kitchens and dining rooms and entertaining in them including our own magazines and books. We think this will be a big business for us.

  - Internationally, expect to see us launch in more new countries. Today we announced the launch of new book publishing businesses in Bosnia and Serbia. These are our fifth and sixth new countries over the past 18 months. We now are in nine Central European countries. And we are planning additional international launches, three more in the next six months. Our model calls for these new-country launches to be handled by our existing administrative hubs. So far, most of them have been guided by our team in Prague. As we add more countries, we'll manage from multiple hubs including London, Finland and Moscow. This will enable us to do more of this kind of expansion concurrently with less incremental investment.

  - You will also see new magazines in the international markets. We are moving ahead with plans for adaptations of Our Canada in Germany and Finland. And we will continue to examine our developing markets to evaluate their potential to support new editions of Reader's Digest magazine.

These investments are strengthening the company by providing incremental revenue and new customers. Some represent a short-term negative impact on operating profit. Magazine launches in particular are cost-intensive on the front end, and they can take several years to show profits. But their continued success will drive our future.

Let's come back to the first quarter and look briefly at operating profit.

The company had an operating loss of $(9) million, or (9) cents a share. This was about as we expected. A little better actually. As you know, the first quarter is usually a loss for us. It's when we pay out to get ready for the fall and winter selling seasons.

International and North America were both up despite significant investment in both businesses.

CBS had a loss of $(18) million in its ramp-up quarter, slightly favorable to last year. QSP and Books Are Fun both continued to spend to stabilize their respective sales forces and to improve competitiveness. This is another kind of investment.

Both of these businesses have more work to do, but we are seeing real progress. QSP is a year or so further into its competitive battles, and I think QSP is winning. I believe QSP will show share gains this fall, and it feels like they will have a much better year. It's still too early to tell if their market will fully bounce back.

Books Are Fun is in the middle of a tough competitive fight. They will likely have a difficult year as our competitor continues attempts to raid our independent sales reps. However, we have begun to see signs that are positive for the long term. For example, our Schools Division, which was the focus of competitive attacks last year, is doing much better this year - with higher sales, higher averages and improvement in the number and quality of our sales reps. The Corporate Division has recently had the same kind of competitive assault that the School Division had last year and QSP had two years ago. We have lost some reps and that will hurt our sales this year. But, we have learned good tough competitive lessons in the last couple of years, and we will apply them here. We will get those reps back or we will get better ones. We will make this a stronger business.

For the company as a whole, we see a strong year ahead. We reconfirm our estimate from the beginning of the year - Fiscal 2006 EPS should be in the range of $0.90 to $1.00. We continue to expect revenues to be up by low-to-mid single digits, and operating profits to be up double digits.

We liked the first quarter, and we like the full year. We see our progress accelerating in the third quarter, followed by a very strong fourth quarter.

The one quarter that will seem soft is the second. But, that's mostly according to plan. As per our prior guidance, profits should be down slightly. There are three main drivers:

  - First is investment expense for many of the new initiatives that we talked about. A lot of that expense is front-loaded this year.
  - Second is a series of timing issues. Both the International and the North America businesses have moved more mailings to the front half of the year. And, our U.S. businesses have moved mail to the second quarter to avoid the January 1 postal rate increase.
  - And third, what was a strong second quarter start has been slowed by the recent string of hurricanes. Katrina and Rita interfered with North America direct mail sales and product delivery and eliminated several QSP and Books Are Fun territories around the Gulf Coast. We don't know if or when these will come back. The hurricanes contributed to the spike in fuel prices, which has resulted in fewer Books Are Fun events as well as fuel price surcharges in several of our businesses.

Also in the second quarter, there will be an unfavorable comparison of 9 cents, which was in last year's results mainly for the sale of some property.

Much of the expected softness in the second quarter was in our plan for the year. And so we continue to be optimistic.

As we look at Fiscal '06 and the factors affecting it, here are some that I especially like:

  - The rebound of mature markets in RD International
  - Continued strength in our new countries
  - Very strong early signs at Every Day with Rachael Ray
  - The growth of our newer Reiman-inspired magazines
  - The U.S. advertising market
  - it is getting stronger going forward
  - and improved QSP performance.

Here are three problematic factors that you should keep an eye on:

  -   Hurricane Katrina and her evil siblings
  -   Higher fuel prices
  - and Books Are Fun - although I'll happily move this to the positive column if they can get enough traction this year.

Let's look ahead.

When we last met, I mentioned that we were finalizing a new program to build on our successful two-year plan, completed last summer. The new plan calls for profit AND topline growth, and improved results across all business segments. The plan covers three fiscal years. During the three years, we hope to launch at least six new magazines and enter at least twelve new countries, and to introduce at least two entirely new businesses that dramatically broaden our customer base. We expect to annually increase revenues by mid-single digits and operating profits in the high single or low double digits during the course of that three-year plan.

The new plan calls for a further change in emphasis from repair to investment. Actually, it calls for a lot of changes - starting with strategy, but also mindset and orientation. It addresses long-term goals. And at its heart, it is our roadmap to achieving growth that is not only real - but also sustainable. Here are the elements of that strategic plan:

First, Diversify the Core Businesses:

We plan to drive what we call "incremental innovation" in our existing businesses - Magazines, Books and Home Entertainment, Reiman, QSP and Books Are Fun - to keep them healthy, relevant and stable for years to come. We plan to build upon the existing platforms via new products, services and distribution channels related to them.

New products include magazines and books, and new configurations of existing products, like "Bookazines," which combine features of books and magazines.

The second element is to Deepen our relationships in Customer Communities:

The classic RDA business model covers a wide breadth of content areas. We have not historically gone very "deep" in each one to develop a full array of products and services for those customers. Now we are building businesses around their interests. We have started with the food category, where largely thanks to our Reiman acquisition we already have a remarkable range of assets including:

  -   7 million food magazine subscribers
  -   6.7 million newsstand buyers
  -   20 million food magazine readers
  -   2.3 million cookbook buyers
  -   270,000 cooking school participants
  -   and $20 million in food advertising or sponsorships.

We can leverage such relationships and generate new customers by extending and deepening the products and services we offer to those communities. Every Day with Rachael Ray and Taste of Home Entertaining are both examples of this part of our strategy.

Food is only one area. Consider others where we have special strengths. Home and Garden. Do-It-Yourself. Health. Country
Living.  And, Children's Publishing.

The final element of our strategy is - Leveraging our Global Scale:

Our International strategy is simple to describe. More countries and more businesses in them. We have about 25 new countries on the board for potential launch in the next few years. Four last year. Six this year. More to come. And, we are developing new businesses - beyond our traditional core. Businesses like Books Are Fun and new magazines like Our Canada, Daheim in Deutschland and new products like "English in 20 Minutes a Day" and Taste of Home Entertaining. There is lots of room to expand this business.

So, that is our strategy going forward. It is a careful extension of the work done over the past few years, as we have established what works best for this company. We are in the process of tasking key managers throughout the company around the world to develop plans to execute the strategy on a global scale.

We provided some details of the strategy in our new Annual Report. I concluded my letter to shareholders by saying something that I believe is important enough to repeat here:

      After a few difficult years, we are now in a much better place. We have created greater balance in our portfolio of businesses and have diversified our sources of revenues and profits. We are testing and launching more new products and markets than we ever have in the history of the company. Our next phase will be no less challenging than the last, yet a lot more fun. Because we'll be creating sustainable revenue growth, and the profits to match.

And, now I turn you over to Mike Geltzeiler, the hapless Jets fan, for the financial report...

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